AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of January 1, 2001, is to the Investment Management Agreement made as of May 3, 1993 and amended and restated February 25, 1994 and May 25, 1995 (the "Agreement") by and between Templeton Investment Counsel, Inc., a U.S. registered investment adviser and Florida corporation (the "Manager") and Templeton Institutional Funds, Inc. (the "Company") on behalf of Foreign Equity Series.

                                   WITNESSETH:

     WHEREAS, both the Manager and the Company wish to amend the Agreement;

     WHEREAS, the Manager merged into TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          1. The Manager's name is henceforth to be known as "Templeton Investment Counsel, LLC."

          2. All references to the Manager being a "Florida Corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                            TEMPLETON INVESTMENT COUNSEL, LLC


                                            By:/s/GREGORY E. MCGOWAM
                                               --------------------------------




                                            TEMPLETON INSTITUTIONAL FUNDS, INC.


                                            By:/s/BARBARA J. GREEN
                                               --------------------------------